Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Annual Report on Form 20-F of our report dated March 18, 2022, relating to the consolidated financial statements of Genius Sports Limited, which is contained in this Annual Report.

/s/ WithumSmith+Brown, PC

New York, New York

March 18, 2022